Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

TEO Foods Inc.

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

December 31, 2018

	(A)	(B)
	TEO Foods	Targa	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets
Cash and Cash Equivalents	$2,139	$6,504			$8,643
Accounts Receivables, Net	-	420,823			420,823
Inventory, Net	-	493,557			493,557
Related Party Receivables	-	1,455,298			1,455,298
Notes Receivable, Related Party	-	556,410			556,410
Tax Receivables	-	724,136			724,136
Prepaid and Other Assets	380,000	21,833			401,833
Total Current Assets	382,139	3,678,561			4,060,700
Fixed Assets, Net	-	126,491	(126,146	) (C)	345
TOTAL ASSETS	$382,139	$3,805,052			$4,061,045

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payables and Accrued Liabilities	17,184	$637,754			$654,938
Related Party Payables	274	488,081			488,355
License fee payable - current portion	875,000	-			875,000
Notes payable	134,000	-			134,000
Convertible notes payable	220,000	-	862,000	(D)	1,082,000
Total Current Liabilities	1,246,458	1,125,835			3,234,293
Convertible notes payable	100,000	-			100,000
TOTAL LIBILITIES	1,346,458	1,125,835			3,334,293
Stockholders' Equity
Preferred Stock	9,023	-			9,023
Common Stock	10,335	6,026,906	(6,011,906	) (E)	25,335
Additional Paid In Capital	47,017	-	1,485,000	(E)	1,532,017
Accumulated Deficit	(1,030,694)	(3,538,762)	3,538,760	(E)	(1,030,696)
Other Comprehensive Income	-	191,073			191,073
TOTAL EQUITY (DEFICIT)	(964,319)	2,679,217			726,752
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$382,139	$3,805,052			$4,061,045

See accompanying notes to unaudited pro forma financial statements

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TEO Foods Inc.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2018

	(A)	(B)
	TEO Foods	Targa	Pro Forma Adjustments	Pro Forma Conbined
Revenues	$-	$6,188,132		$6,188,132
Cost of Sales	-	5,751,816		5,751,816
GROSS PROFIT	-	436,316		436,316
Operating Expenses
Payroll	-	479,372		479,372
General and Administrative	11,575	372,041		383,616
Rent and Lease	-	122,830		122,830
Professsional Fees	-	112,998		112,998
Advertising anad Marketing	-	48,795		48,795
Bad Debt	-	44,225		44,225
Shipping and Delivery	-	42,910		42,910
Depreciation	-	21,656		21,656
Total Operating Expenses	11,575	1,244,827		1,256,402

NET OPERATING LOSS	(11,575)	(808,511)		(820,086)

Other Income (Expense)
Interest Expenses	(9,119)	(105,639)		(114,758)
Other Income	-	50,587		50,587
Total Other Income (Expenses)	(9,119)	(55,052)		(64,171)
Net Loss before income tax	$(20,694)	$(863,563)		$(884,257)
Income and expense	-	-		-
Net loss	$(20,694)	$(863,563)		$(884,257)

See accompanying notes to unaudited pro forma financial statements

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TEO Foods Inc.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2017

	(A)	(B)
	TEO Foods	Targa	Pro Forma Adjustments	Pro Forma Conbined
Revenues	$-	$9,209,904		$9,209,904
Cost of Sales	-	8,346,367		8,346,367
GROSS PROFIT	-	863,537		863,537
Operating Expenses
Payroll		437,562		437,562
General and Administrative	4,330	421,142		425,472
Rent and Lease	-	129,886		129,886
Professsional Fees	-	64,587		64,587
Advertising anad Marketing	-	21,095		21,095
Bad Debt	-	8,373		8,373
Shipping and Delivery	-	68,937		68,937
Depreciation	-	21,118		21,118
Total Operating Expenses	4,330	1,172,700		1,177,030

NET OPERATING LOSS	(4,330)	(309,163)		(313,493)

Other Income (Expense)
Interest Expenses	-	(377,256)		(377,256)
Other Income	-	67,133		67,133
Total Other Income (Expenses)	-	(310,123)		(310,123)
Net Loss before income tax	$(4,330)	$(619,286)		$(623,616)
Income and expense	-	-		-
Net loss	$(4,330)	$(619,286)		$(623,616)

See accompanying notes to unaudited pro forma financial statements

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TEO FOODS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.       Description of Transaction

On July 30, 2018, the Company entered into a Stock Purchase Agreement with NERYS USA Inc. to purchase all of the issued and outstanding equity of Commercial Targa S.A. De C.V. ("Targa").

On January 31, 2019, the agreement was amended to a revised purchase price of $160,000 in cash, Secured Convertible Promissory notes of $220,000 and $552,000 and common shares to 11,250,000. An earn out provision was added which, if the conditions are met, would require and additional note of $310,000 and issuance of 3,750,000 common shares.

2.       Basis of Pro Forma Presentation

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting and is based on the historical consolidated financial statements of the Company and Targa. The acquisition method of accounting is set forth in Accounting Standards Codification (“ASC”) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurement. Under the acquisition method of accounting, the assets acquired and liabilities assumed are generally recorded as of the completion of the purchase at their respective fair values and added to those of the Company.  Financial statements and reported results of operations of the Company issued after completion of the purchase will reflect these fair value adjustments, but the Company’s previously issued historical financial statements will not be retroactively restated.

The unaudited pro forma combined financial information has been prepared based on the historical consolidated financial statements of the Company and Targa, and by accounting for the purchase using the acquisition method. The unaudited pro forma combined balance sheet as of December 31, 2018 combines the historical audited balance sheets of the Company and Targa as of December 31, 2018, giving effect to the purchase as if it had been consummated on December 31, 2018. The unaudited pro forma combined statements of operations give effect to the purchase as if it had been consummated on January 1, 2017, and combine the historical statements of operations of the Company and Targa for each of the years ended December 31, 2018, and 2017

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are: (i) directly attributable to the purchase; (ii) factually supportable; and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations. The unaudited pro forma combined financial information does not reflect the impact of possible revenue enhancements or cost savings initiatives.

3.       Adjustments to Unaudited Pro Forma Combined Balance Sheet and Statements of Operations

Presented below are the Notes to the accompanying unaudited pro forma condensed combined balance sheet:

(A) TEO Foods Inc. Historical Balance Sheet

Amounts are derived from the historical balance sheet of TEO Foods Inc. as of December 31, 2018 and the historical statements of operations for the years ended December 31, 2018 and 2017.

(B) Targa Historical Balance Sheet

Amounts are derived from the historical balance sheet of Targa as of December 31, 2018 and the historical statements of operations for the years ended December 31, 2018 and 2017.

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TEO FOODS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(C) Reduction of Value of Fixed Assets Acquired

Amount is derived as the excess of the fair value of the assets received over the purchase price which was offset against the fair value of the tangible fixed assets received in the purchase.

(D) Convertible Notes Payable

Amount is derived from the issuance of convertible notes payable, including the earn-out convertible note payable, for the purchase price.

(E) Elimination of Targa Equity and Issuance of Common Stock for Purchase

Amount is derived from the elimination of Targa’s historical common stock and accumulated deficit, offset by the 15,000,000 shares of common stock (par value .001), including the earn-out shares, which was valued at $0.10 for the purchase price determination, resulting in a $15,000 addition to common stock and a $1,485,000 addition to additional paid in capital.

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